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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (Date of earliest event reported) SEPTEMBER 9, 1997



                   AMERICAN GENERAL HOSPITALITY CORPORATION
            (Exact Name of Registrant as Specified in its Charter)


            MARYLAND                  1-11903                 75-2648842
(State or other jurisdiction        (Commission               (IRS Employer
     of incorporation)              File Number)            Identification No.)




      5605 MACARTHUR BLVD., SUITE 1200, IRVING, TEXAS               75038
         (Address of principal executive offices)                (Zip Code)



       REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE: (972) 550-6800

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ITEM 5.  OTHER EVENTS

American General Hospitality Corporation (the "Registrant" or "Company"), on September 9, 1997, entered into agreements for the sale of 2,671,705 shares of common stock to various institutional investors advised by ABKB/LaSalle Securities Limited Partnership and/or LaSalle Advisors Limited Partnership. The agreement provides that 688,837 fully registered shares of common stock will be sold at a price per share of $26.131 and 1,982,868 privately placed shares of common stock will be sold at a price per share of $25.216. Gross proceeds from the sale will total approximately $68 million. The sale of the shares is scheduled to occur over time through January 31, 1998, at the option of the Company, subject to the satisfaction of certain conditions, with an initial required draw of $10 million to occur no later than October 16, 1997.

The Company may use the proceeds from the placement for repayment of debt or to fund acquisitions or for the renovation of certain hotels.

ABKB/LaSalle Securities, Inc. is a leading institutional investor in real estate securities, managing more than $2.5 billion in equity investments in public and private companies. It is an affiliate of LaSalle Partners, a global real estate investor and manager with more than $15 billion in real estate assets under management, and offices in North America, Europe and Asia.

Smith Barney acted as an advisor to the Company in the transaction.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
         INFORMATION AND EXHIBITS

(c)  The following are filed as Exhibits to this Report.


Exhibit No.          Description
-----------          -----------

2.1* Common Stock Purchase Agreement for 688,837 shares of common stock by and between American General Hospitality Corporation, ABKB/LaSalle Securities Limited Partnership, as agent for and for the benefit of certain clients, dated September 9, 1997.

2.2* Common Stock Purchase Agreement for 1,982,868 shares of common stock by and between American General Hospitality Corporation, ABKB/LaSalle Securities Limited Partnership and LaSalle Advisors Limited Partnership, as agent for and for the benefit of certain clients, dated September 9, 1997.

*The Schedules and Exhibits have been omitted from this filing. The Registrant agrees to supplementally provide the Securities and Exchange Commission with a copy of such Schedules and Exhibits upon request.

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                                   SIGNATURE


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused the Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  October 7, 1997

                              American General Hospitality Corporation
                              (Registrant)



                              By: /s/ KENNETH E. BARR
                                  --------------------------------------
                              Kenneth E. Barr
                              Executive Vice President and
                              Chief Financial Officer
                              (Principal Financial Officer)

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